Exhibit 2.2


                                SUPPORT AGREEMENT

            This Support Agreement (the "Agreement"), dated as of May 18, 2004, is entered into by and among Marsh & McLennan Companies, Inc., a Delaware corporation ("MMC"), and the persons set forth on Schedule I hereto (the "Kroll Stockholders").

            MMC, King Merger Corp., a Delaware corporation and a wholly owned subsidiary of MMC ("Merger Sub") and Kroll Inc., a Delaware corporation ("Kroll"), are, concurrently with execution of this Agreement, entering into an Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), providing for, among other things, a merger of Merger Sub with and into Kroll (the "Merger"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

            As a condition to its willingness to enter into the Merger Agreement, MMC has required that the Kroll Stockholders agree, and each Kroll Stockholder is willing to agree, to the matters set forth herein. In consideration of the foregoing, including the execution and delivery by MMC of the Merger Agreement, and the agreements set forth below, the parties hereto agree as follows:

            1. Each Kroll Stockholder represents, warrants and agrees that (a) he owns beneficially the number of shares of Kroll Common Stock set forth opposite such Kroll Stockholder's name on Schedule I (such shares, with respect to a particular Kroll Stockholder, the "Shares," it being understood that for purposes hereof "Shares" shall not be deemed to include shares a Kroll Stockholder is or will be entitled to receive upon exercise of any Kroll Option), (b) as of the date hereof, he owns the Shares, free and clear of all claims, liens, charges, security interests, encumbrances, voting agreements and commitments of every kind except for any liens, claims, understandings or arrangements that do not limit or impair the Kroll Stockholder's ability to perform his obligations under this Agreement, and (c) he has (on the date hereof) and will have (on the date of the Kroll Stockholders Meeting) sole voting and dispositive power over all of the Shares.

            2. Each Kroll Stockholder agrees that it will not sell, pledge, assign, encumber or otherwise transfer or dispose of any of the Shares, or any interest therein, or securities convertible into, or any voting rights with respect to, any of the Shares, or enter into any contract with respect to any of the foregoing, other than (a) pursuant to the Merger or (b) a transfer to a Person who executes a counterpart of this letter agreement, in form and substance reasonably satisfactory to MMC, agreeing to be bound by the terms and provisions hereof. Without limiting the foregoing, except as otherwise provided in this Agreement, each Kroll Stockholder agrees that it will not grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to any Shares or deposit any Shares into a voting trust.

            3. Each Kroll Stockholder agrees that it will vote, or cause to be voted, all of the shares of capital stock of Kroll with respect to which it has the right to vote, including the Shares, at any meeting of stockholders of Kroll (including any adjournment or postponement thereof), or pursuant to any action by written consent:

            (a) in favor of the Merger Agreement and the Merger, and any actions required in furtherance thereof;

            (b) against any action or agreement that could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the Merger or the other transactions contemplated by the Merger Agreement; and

            (c) against any Acquisition Proposal (other than the Merger).

            4. Each Kroll Stockholder hereby grants to MMC a proxy to vote the Shares with respect to the matters specified in, and in accordance with the provisions of, paragraphs 3 of this Agreement. Each Kroll Stockholder agrees that this proxy shall be irrevocable until the termination of this Agreement in accordance with paragraph 9 of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Kroll Stockholder with respect to the Shares.

            5. Subject to paragraph 10, each Kroll Stockholder agrees that it will not, directly or indirectly, initiate, solicit, encourage or facilitate any discussions or any inquiries with respect to, or the making of, an Acquisition Proposal, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or attempt to make or implement an Acquisition Proposal. Each Kroll Stockholder agrees to notify MMC as promptly as practicable of any inquiry, discussion or proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal after it becomes aware of such inquiry, discussion or proposal.

            6. Without limiting the provisions of the Merger Agreement, in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of Kroll affecting any of the Shares, or (b) any Kroll Stockholder shall become the beneficial owner of any additional shares of capital stock of Kroll or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in paragraph 3 hereof, then the terms of this Agreement shall apply to such shares of capital stock or other securities of Kroll held by such Kroll Stockholder immediately following the effectiveness of the events described in clause (a) or such Kroll Stockholder becoming the beneficial owner thereof as described in clause (b), as though they were Shares of such Kroll Stockholder hereunder, provided, however, that if, after the date hereof, such Kroll Stockholder acquires shares of Kroll Common Stock by virtue of the exercise of a Kroll Option (such shares, acquired after the date hereof, "Option Shares") such Kroll Stockholder shall be permitted to sell such Option Shares on the open market for fair market value (less applicable commissions), provided, further, however, that for so long as such Kroll Stockholder owns such Option Shares, the terms of this Agreement (including paragraphs 3 and 4) shall apply to such Option Shares as though they were Shares of such Kroll Stockholder hereunder. Each Kroll Stockholder hereby agrees, while this Agreement is in effect, to notify MMC of the number of any new Shares and Option Shares acquired by such Kroll Stockholder, if any, after the date hereof.

            7. Each Kroll Stockholder hereby waives any and all appraisal, dissenters or similar rights that it may have with respect to the Merger and the other transactions contemplated by the Merger Agreement pursuant to the DGCL or other Applicable Law.

            8. Each of MMC and each Kroll Stockholder represents and warrants that it has all necessary power and authority to enter into this Agreement, that this Agreement is the legal, valid and binding agreement of MMC or such Kroll Stockholder, as the case may be, and that this Agreement is enforceable against MMC or such Kroll Stockholder, as the case may be, in accordance with its terms.

            9. This Agreement shall terminate upon the first to occur of (a) the Effective Time and (b) termination of the Merger Agreement in accordance with its terms. This Agreement may also be terminated, as to any Kroll Stockholder, by the mutual agreement of MMC and such Kroll Stockholder; provided, that such termination as to such Kroll Stockholder will not affect the obligations of any other Kroll Stockholder hereunder. No termination of this Agreement will relieve any party from liability for any material breach of its obligations hereunder committed prior to such termination.

            10. The Kroll Stockholder does not make any agreement or understanding herein in the Kroll Stockholder's capacity as a director or officer of Kroll. The Kroll Stockholder executes this Agreement solely in his capacity as a stockholder of Kroll and nothing herein shall limit or affect any actions taken by the Kroll Stockholder in his capacity as an officer or director of Kroll or any of its subsidiaries.

            11. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity.

            12. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by an overnight courier or when delivered by hand, or (c) confirmation of receipt when sent by certified or registered mail, postage prepaid, addressed, in the case of MMC, to the address set forth for MMC in the Merger Agreement (with copies as set forth in the Merger Agreement) and in the case of a Kroll Stockholder, to the address set forth under such Kroll Stockholder's name on Schedule I hereto (or at such other address for any party as shall be specified by like notice).

            13. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto; provided, that, with respect to the rights and obligations of any Kroll Stockholder under this Agreement, this Agreement may be amended with the approval of such Kroll Stockholder and MMC, notwithstanding the failure to obtain the approval of any other Kroll Stockholder.

            14. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

            15. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            16. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            17. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

            18. The representations, warranties, covenants and agreements of the Kroll Stockholders in this Agreement are made severally, and not jointly, by each Kroll Stockholder.

            19. Notwithstanding anything to the contrary contained herein, MMC and the Kroll Stockholders hereby agree that with respect to Stephen Forbes Cooper, Michael E. France and Leonard LoBiondo (collectively, the "ZC Individuals"), the term "Shares" shall mean shares of Kroll Common Stock beneficially owned by such ZC Individual with respect to which such ZC Individual has (on the date hereof) and will have (on the date of the Kroll Stockholders Meeting) sole voting and dispositive power, but shall not include shares of Kroll Common Stock with respect to which any ZC Individual has entered into variable prepaid arrangements ("VPA Shares") as of the date hereof, provided, however, that if any ZC Individual shall have or shall obtain the right to vote the VPA Shares, such ZC Individual agrees to vote such VPA Shares in accordance with paragraph 3 hereof. MMC and the Kroll Stockholders further agree that the existence of (a) margin arrangements existing on the date hereof with respect to any Shares owned by any of the ZC Individuals on the date hereof and any consequences arising from any such margin arrangements or (b) VPA Shares existing on the date hereof and any consequences arising therefrom, shall not, in either case, result in a breach of any of the representations, warranties or covenants of any of the ZC Individuals contained in this Agreement.

            IN WITNESS WHEREOF, this Support Agreement has been duly executed and delivered by the duly authorized officers, trustees or other representatives of MMC and of each Kroll Stockholder on the day and year first written above.


                               MARSH & McLENNAN COMPANIES, INC.

                               By /s/ William Rosoff
                                 ----------------------------
                                 Name: William Rosoff
                                 Title: Senior Vice President & General Counsel

                               BEN F. ALLEN

                               /s/ Ben F. Allen
                               ---------------------------------

                               MICHAEL BEBER

                               /s/ Michael Beber
                               ---------------------------------

                               MICHAEL G. CHERKASKY

                               /s/ Michael G. Cherkasky
                               ---------------------------------

                               STEPHEN FORBES COOPER

                               /s/ Stephen Forbes Cooper
                               ---------------------------------

                               MICHAEL E. FRANCE

                               /s/ Michael E. France
                               ---------------------------------

                               SIMON FREAKLEY

                               /s/ Simon Freakley
                               ---------------------------------

                               FRANK HOLDER

                               /s/ Frank Holder
                               ---------------------------------

                               JULES B. KROLL

                               /s/ Jules B. Kroll
                               ---------------------------------

                               LEONARD LOBIONDO

                               /s/ Leonard Lobiondo
                               ---------------------------------

                               MICHAEL A. PETRULLO

                               /s/ Michael A. Petrullo
                               ---------------------------------